EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 Nos. 333-266421 and 333-233090) of Juniper Networks, Inc. and related prospectus, and

(2) Registration Statements (Form S-8 Nos. 333-265461, 333-262679, 333-252472, 333-251027, 333-240345, 333-233091, 333-230685, 333-229813, -333-216246, 333-213490, 333-211824, 333-204297, 333-183165, 333-151669, and 333-176171) of Juniper Networks, Inc.;

of our reports dated February 10, 2023, with respect to the consolidated financial statements and schedule of Juniper Networks, Inc., and the effectiveness of internal control over financial reporting of Juniper Networks, Inc., included in this Annual Report (Form 10-K) of Juniper Networks, Inc., for the year ended December 31, 2022.

/s/ Ernst & Young LLP

San Jose, California
February 10, 2023